Exhibit 99.1

News Release

Media Line: 410 470-7433 www.constellationenergypartners.com

Media Contact:	Lawrence McDonnell
410 470-7433

Investor Contacts:	Kevin Hadlock
410 783-3647
Tonya Cultice
410 783-3383

Constellation Energy Partners Reports

Fourth Quarter and Full-Year 2006 Results

BALTIMORE, Feb. 15, 2007—Constellation Energy Partners LLC (NYSE Arca: CEP) today reported fourth quarter and full-year 2006 results in line with company expectations, and highlighted completion of a successful drilling program and increased production volumes from its assets in the Black Warrior Basin of Alabama.

The company produced 4.6 Bcf during the year, resulting in adjusted EBITDA of $23.0 million and net income of $16.0 million on a generally accepted accounting principles (GAAP) basis for 2006. Fourth quarter 2006 production was 1.25 Bcf, resulting in adjusted EBITDA of $7.1 million and net income of $5.7 million on a GAAP basis. In addition to strong operating results, fourth quarter results benefited from the hedging program implemented to maintain cash flow stability. The company drilled and completed 31 wells during 2006 with a 100 percent success rate. During the last six months of 2006, production increased substantially. Proved reserves increased approximately 7.4 percent to 120.3 Bcfe.

The company previously announced a cash distribution of $0.2111 per common unit for the period, commencing on Nov. 20, 2006 – the date of the closing of its initial public offering (IPO) – and ending Dec. 31, 2006, which was paid on Feb. 14, 2007 to unitholders of record on Feb. 7, 2007.

“This is the first earnings report for Constellation Energy Partners and illustrates we are off to a strong start,” said Felix Dawson, chief executive officer. “We delivered results in line with our expectations, completed a successful drilling program and demonstrated our ability to manage and improve upon the performance of our assets.

“Our success in 2006 allowed us to deliver an initial distribution to unitholders, also in line with forecast,” said Dawson. “We were pleased with the results of our IPO, as we priced at the high end of the range and experienced strong demand for our units from both retail and institutional investors. Our 2006 unit price appreciation was 21 percent.

“Our current forecast is consistent with the 2007 forecast that was represented in our prospectus,” Dawson said. “We’ve drilled 14 wells this year and the 2007 drilling program should be completed by the end of the second quarter. Overall, this is a successful start to what we believe will be a very successful company.”

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus interest (income) expense; depreciation, depletion and amortization; write-off of deferred financing fees; impairment of long-lived assets; (gain) loss on sale of assets; (gain) loss from equity investment; accretion of asset retirement obligation; unrealized (gain) loss on natural gas derivatives; and realized (gain) loss on cancelled natural gas derivatives.

Adjusted EBITDA is used by management to indicate (prior to the establishment of any cash reserves by our board of managers) the cash distributions we expect to pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

SEC Filings

CEP intends to file its 2006 Annual Report on Form 10-K on or about Feb. 28, 2007.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Conference Call Information

The company will host a conference call today at 10:00 a.m. (ET) to review its financial results and discuss its business outlook for 2007 and beyond.

To participate, analysts, investors, media and the public may dial (888) 322-9245 shortly before 10:00 a.m. (ET). The international phone number is (773) 756-0253. The conference password is PARTNERS.

A replay will be available approximately one hour after the end of the call by dialing (866) 443-1209 or (203) 369-1089 (international).

A live audio webcast of the conference call, presentation slides and the earnings press release will be available on the Investor Relations page of Constellation Energy Partners’ Web site (www.constellationenergypartners.com). The call will also be recorded and archived on the site.

CEP was formed – and is 54 percent owned – by Constellation Energy (NYSE: CEG), an energy company with a $13 billion market capitalization.

Constellation Energy Partners LLC, (http://www.constellationenergypartners.com), is a limited liability company focused on the acquisition, development and exploitation of oil and natural gas properties, as well as related midstream assets. Its assets consist primarily of producing and non-producing coalbed methane natural gas reserves located in the Black Warrior Basin of Alabama.

2006 Summary Stats

Constellation Energy Partners LLC

Operating Statistics

	Successor		Successor	Combined Predecessor and Successor*
	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net Production:
Total production (MMcf)	1,250	1,148	4,641	4,495
Average daily production (Mcf/day)	13,587	12,478	12,715	12,315

Average Sales Price per Mcf:
Net realized price, including hedges	$8.61	$13.09	$7.95	$5.23
Net realized price, excluding hedges	$6.78	$13.09	$7.43	$8.64

Net Proved Reserves:
Proved developed (Bcf)			97.4	89.3
Proved Undeveloped (Bcf)			22.9	22.7

Total Proved (Bcf)			120.3	112.0

Wells Drilled and Completed			31	18

Constellation Energy Partners LLC

Condensed Consolidated Statements of Operations

	Successor		Successor	Combined Predecessor and Successor*
	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	($ in thousands)
Total Revenues	$10,763	$15,032	$36,917	$23,526

Operating expenses:
Lease operating expenses	1,913	2,392	7,234	6,944
Production taxes	443	900	1,783	2,076
General and administrative	1,128	853	4,573	4,778
Depreciation, depletion and amortization	1,457	1,947	7,444	5,859
Accretion expense	35	35	141	124

Total operating expenses	4,976	6,127	21,175	19,781
Other expenses:
Interest expense, net	114	1	(247)	2,440

Total expenses	5,090	6,128	20,928	22,221

Net income (loss)	$5,673	$8,904	$15,989	$1,305

Adjusted EBITDA	$7,106	$10,887	$23,025	$24,993

*	Combined Predecessor and Successor statement of operation presented for the year ended Dec. 31, 2005 is a non-GAAP financial measure. CEP acquired the Robinson’s Bend Field from Everlast on June 12, 2005. This combined statement represents the sum of Everlast’s financials from Jan. 1 to June 12, 2005 and our financials from Feb. 7, 2005 (inception) to Dec. 31, 2005. We believe this presentation is useful for investors to evaluate 2005 financial results for the Robinson’s Bend Field. The results were presented in our audited financial statements included in our Registration Statement on Form S-1 (File No. 333-134995) which was declared effective in November 2006.

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	December 31, 2006	December 31, 2005
	($ in thousands)
Current assets	$25,726	$20,928
Natural gas properties, net of accumulated depreciation, depletion and amortization	171,639	165,211
Other assets	5,971	—

Total Assets	$203,336	$186,139

Current liabilities	$8,646	$13,895
Debt	22,000	63
Other long-term liabilities	2,730	3,014
Class D Interests	8,000	—
Common members’ equity	148,847	169,167
Accumulated other comprehensive income	13,113	—

Total members’ equity	161,960	169,167

Total liabilities and members’ equity	$203,336	$186,139

Constellation Energy Partners LLC

Reconciliation of Net Income to Adjusted EBITDA

	Successor		Successor	Combined Predecessor and Successor
	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	($ in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$5,673	$8,904	$15,989	$1,305
Add:
Interest expense/(income), net	114	1	(247)	2,440
Depreciation, depletion and amortization	1,457	1,947	7,444	5,859
Accretion of asset retirement obligation	35	35	141	124
Unrealized (gain)/loss on natural gas derivatives	(173)	—	(302)	15,265

Adjusted EBITDA	$7,106	$10,887	$23,025	$24,993

Constellation Energy Partners LLC

Reconciliation of Combined Total Income for the Year Ended December 31, 2005

	Year Ended December 31, 2005
	Successor	Predecessor	Combined Predecessor and Successor
	($ in thousands)
Total Revenues	$25,957	$(2,431)	$23,526

Operating expenses:
Lease operating expenses	4,175	2,769	6,944
Production taxes	1,400	676	2,076
General and administrative	4,184	594	4,778
Depreciation, depletion and amortization	4,176	1,683	5,859
Accretion expense	78	46	124

Total operating expenses	14,013	5,768	19,781
Other expenses:
Interest expense, net	3	2,437	2,440

Total expenses	14,016	8,205	22,221

Net income (loss)	$11,941	$(10,636)	$1,305

Constellation Energy Partners LLC

Reconciliation of Combined Total Income and Production for the Year Ended December 31, 2005

	Year Ended December 31, 2005
	Successor	Predecessor	Combined Predecessor and Successor
	($ in thousands)
Total Revenues	$25,957	$(2,431)	$23,526
Operating expenses:
Lease operating expenses	4,175	2,769	6,944
Production taxes	1,400	676	2,076
General and administrative	4,184	594	4,778
Depreciation, depletion and amortization	4,176	1,683	5,859
Accretion expense	78	46	124

Total operating expenses	14,013	5,768	19,781

Other expenses:
Interest expense, net	3	2,437	2,440

Total expenses	14,016	8,205	22,221

Net income (loss)	$11,941	$(10,636)	$1,305

Adjusted EBITDA	$16,198	$8,795	$24,993

Reconciliation of Net Income to Adjusted EBITDA:
Net income	$11,941	$(10,636)	$1,305
Add:
Interest expense, net	3	2,437	2,440
Depreciation, depletion and amortization	4,176	1,683	5,859
Accretion of asset retirement obligation	78	46	124
Unrealized loss on natural gas derivatives	—	15,265	15,265

Adjusted EBITDA	$16,198	$8,795	$24,993

Net Production:
Total production (MMcf)	2,525	1,970	4,495
Average daily production (Mcf/day)	12,500	12,100	12,315

Net realized price, including hedges	$10.28	$(1.23)	$5.23
Net realized price, excluding hedges	$10.28	$6.54	$8.64

The following table summarizes, for the periods indicated, our hedges currently in place through Dec. 31, 2009. Currently, we use fixed-price swaps as our mechanism for hedging commodity prices. Our derivative positions at Feb. 14, 2007 were:

	For the quarter ended (in MMBtu)
	March 31		June 30		Sept 30		Dec 31		Total
	MMBtu	$/MMBtu	MMBtu	$/MMBtu	MMBtu	$/MMBtu	MMBtu	$/MMBtu	MMBtu	$/MMBtu
2007	974,999	9.22	1,074,999	9.13	1,074,999	9.17	1,074,999	9.25	4,199,996	9.19
2008	875,001	8.91	875,001	8.91	875,001	8.91	875,001	8.91	3,500,004	8.91
2009	825,000	8.40	825,000	8.40	825,000	8.40	825,000	8.40	3,300,000	8.40

									11,000,000 Total MMBtu